Exhibit 10.41

Linkbit, Inc. 3180 De La Cruz Blvd., Suite 200 Santa Clara, CA 95054 Ph.: 1.408.969.9940, Fax:1.408.273.6009 www.linkbit.com
LINKBIT INC. LIMITED LICENSE AGREEMENT
This LIMITED LICENSED MATERIALS LICENSE AGREEMENT represents a single document (referred to as the “Agreement”), and is entered into on this 14th day of December, 2007 (“Signing Date”), is entered into by and between Linkbit Inc. ( “Linkbit”), a California corporation having its principal place of business at 3180 De La Cruz Blvd., Suite 200 Santa Clara, California 95054 U.S.A., and SonicWALL, Inc. ( “Licensee”), a California Company having its principal place of business at 1143 Borregas Avenue, Sunnyvale, California 94089.
RECITALS
WHEREAS, Linkbit is a Communications Technology and Licensed Materials Developer; and
WHEREAS, Linkbit is the owner of all rights, including intellectual property rights, in and to the Licensed Materials (as such term is defined herein);
WHEREAS, “Licensee” desires to license said Licensed Materials for incorporation into its products, Licensed Materials and service offerings; and
WHEREAS, Licensee is in need of certain and specific services offered by Linkbit; and
WHEREAS, Licensor desires to license said Licensed Materials to Licensee on the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Licensee and Linkbit covenant and agree as follows:
AGREEMENT
(Operative Terms)
1. DEFINITIONS. All defined terms in this Agreement not otherwise defined in this Section shall have the meanings assigned to them in that part of this Agreement in which they are defined, and shall apply throughout the entire course of this document, including other Exhibits.
“Delivery Date” means the date that Linkbit delivers the Licensed Materials to Licensee.
“Intellectual Property Rights” means all intellectual property rights, including copyrights, patents, trademarks, trade secrets, and other proprietary rights that are embodied in or used in connection with the Licensed Materials.
“Licensee Products” means all network security products, software and services of Licensee now and hereafter offered by Licensee, directly or indirectly, to distributors, resellers, OEM’s, systems integrators and end users.

“Party” refers to Linkbit Inc. or Licensee individually, and “Parties” refers to them collectively.
“Licensed Materials” means the materials described in Exhibit A hereto including, without limitation, any and all source code and object code encompassing the entirety of the code, associated schematic layout and bill of materials, data, and executable files and associated firmware, digital signal processing code, and driver code. The Licensed Materials contains copyrighted material, trade secrets and other proprietary material of Linkbit.
“Technology” means any and all algorithms, concepts, data, designs, developments, documentation, discoveries inventions, know-how, methods, object code, procedures, programs, source code, and techniques.
2. LICENSE TO USE
          2.1 Terms and Conditions of Grant of License.
               (a) License Grant. Subject to the obligation to make complete payment of the fees due hereunder, Linkbit hereby grants to Licensee, and Licensee accepts from Linkbit, a world-wide, nonexclusive, non-assignable (except as set forth in Section 9.9), perpetual , license (the “License”) to use the Linkbit Licensed Materials, to create derivative works based upon the Licensed Materials, to modify and enhance the Licensed Materials and to manufacture or have manufactured, and license, sell, lease or otherwise use or distribute directly or indirectly to distributors, resellers, OEM’s, systems integrators and end users Licensee Products which incorporate all or part of the Licensed Materials, it being expressly understood that such Licensee Products may be incorporated into a solution offered by such distributors, resellers, OEM’s, and system integrators to end users. Licensee may sublicense the object code of Licensed Materials only as permitted in Section 2.1(b). Subject to the licenses granted to Licensee herein, Linkbit shall retain all rights, title and interests in the Licensed Materials and to all Linkbit trademarks. Linkbit grants no other rights to Licensee for Licensed Materials under this Agreement. Failure to make complete payment of the fees due under the terms of this Agreement shall render this License null and void.
               (b) Limitations on Sublicensing. Licensee may sublicense: (a) the object code of Licensed Materials only as incorporated in Licensee Products, directly or indirectly, to end users pursuant to commercially reasonable end user license agreements not inconsistent with the terms and conditions of this Agreement; and (b) sublicense the Licensed Materials to third parties to make, have made, market, offer for sale, sell, lease, license, distribute, support, and provide service with respect to Licensee Products; provided, that in no event may Licensee sublicense Licensed Materials on a stand-alone basis in competition with Linkbit’s telecommunication and data communication test equipment software business. Any sublicenses permitted hereunder shall be made pursuant to commercially reasonable license agreements not inconsistent with the terms and conditions of this Agreement.
               (c) Limitations of License Grant. Licensee expressly recognizes that title to and ownership of the Licensed Materials and any Technology, delivered or utilized pursuant to this Agreement and the documentation, therefore constitute the valuable “intellectual property” of Linkbit or its licensors, and any infringement of such “intellectual property” rights shall result in substantial harm to Linkbit.
               (d) Linkbit Property. As between Linkbit and Licensee, Linkbit owns all worldwide rights, title and interest in the Licensed Materials,
               (e) Licensee Property. As between Linkbit and Licensee, Licensee owns all worldwide rights, title and interest in any derivative works created by Licensee, subject to Linkbit’s ownership of the underlying Licensed Materials.
          2.2 Delivery. Linkbit shall be obligated to deliver the Licensed Materials to Licensee within four business days of receipt of payment of the implementation fee. Such delivery shall be made via electronic mail, and Licensee shall confirm receipt of such e-mail.

          2.3 Acceptance. Licensee is deemed to have accepted the Licensed Materials upon receipt of the Licensed Materials by e-mail and confirmation of such receipt.
3. PAYMENT & FEES
Licensee shall be obligated to pay a one-time license fee of $1,800,000.00 (One Million Eight Hundred Thousand Dollars) to Linkbit (the “License Fee”). $900,000 (Nine Hundred Thousand Dollars) of the License Fee shall due and payable immediately upon the signing of this Agreement. The remaining balance License Fee balance of $900,000 (Nine Hundred Thousand Dollars) shall due and payable immediately on or before January 15, 2008.
4. LICENSE IN PERPETUITY
This License shall remain in effect in perpetuity.
5. WARRANTIES
          5.1 Power and Authority. Linkbit represents and warrants to Licensee that Linkbit has full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant and assign the rights granted and assigned to Licensee under this Agreement. Licensee represents and warrants to Linkbit that Licensee has full power, right and authority to enter into this Agreement and to carry out its obligations under this Agreement.
          5.2 Proprietary Rights. Linkbit further represents and warrants to Licensee that:
               (a) Linkbit has not previously granted or assigned and will not grant or assign any rights in the Licensed Materials to any third party which are inconsistent with the rights granted and assigned herein to Licensee;
               (b) The Licensed Materials are the original works of Linkbit, and that, to the best of Linkbit’s knowledge, Licensee’s exercise of the rights granted and assigned by Linkbit hereunder will not infringe, misappropriate or violate the Intellectual Property rights of any third party.
          5.3 Disclaimer of Other Warranties. Licensee expressly acknowledges and aggress that use of the Licensed Materials is at Licensee’s sole risk. EXCEPT AS SET FORTH IN SECTIONS 5.1 AND 5.2, LINKBIT DISCLAIMS AND MAKES NO WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING OR RELATING TO THE LICENSED MATERIALS AND SERVICES WHICH IS PROVIDED ON AN “AS IS” BASIS. CLIENT’S USE OF THE LICENSED MATERIALS AND SERVICES IS AT ITS OWN RISK. WITHOUT LIMITATION OF THE FOREGOING, LINKBIT SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, NON-INTERRUPTION OF USE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE WITH RESPECT TO THE LINKBIT LICENSED MATERIALS OR ANY OTHER SERVICES.
6. INDEMNIFICATION
Linkbit shall defend, indemnify and hold harmless the Licensee against any loss, expense or liability arising out of (i) any claim that the Licensed Materials infringe a copyright, trade secret or other intellectual property right of a third party, excluding patent rights, (ii) any claim filed by a third party within one(1) year after the execution that of this Agreement that the Licensed Materials as used by SonicWALL in the network security, continuous data protection and email security business infringe any patent of said third party, or (iii) any breach of the representations and warranties of Linkbit pursuant to Sections 5.1 and 5.2. The Licensee shall notify Linkbit promptly of any such claim and shall provide Linkbit (at Linkbit’s expense) reasonable information and assistance in defending the suit, and that Linkbit shall be given by Licensee complete control of any such lawsuit.

7. LIMITATION OF LIABILITY
          7.1 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR ITS OBLIGATIONS PURSUANT TO SECTION 6, LINKBIT’S AGGREGATE LIABILITY TO LICENSEE UNDER THIS AGREEMENT UNDER ANY THEORY OF RECOVERY SHALL NOT EXCEED THE AMOUNT OF LICENSE FEES PAID TO LINKBIT WITH RESPECT TO THE LICENSED MATERIALS GIVING RISE TO THE CLAIM. EXCEPT FOR ANY LIABILITY ARISING FROM A BREACH OF SECTIONS 2 OR 8, LICENSEE’S AGGREGATE LIABILITY TO LINKBIT UNDER THIS AGREEMENT UNDER ANY THEORY OF RECOVERY SHALL NOT EXCEED THE AMOUNT OF UNPAID LICENSE FEES, AND OTHER PAYMENTS PAYABLE TO LINKBIT PURSUANT TO THIS AGREEEMNT.
          7.2 Reliance on Disclaimer, Liability Limitations. Licensee acknowledges that (i) the Licensed Materials, Technology, and any services provided by Linkbit to Licensee hereunder are provided on an “as is” basis, and Licensee expressly waives any claims against Linkbit for any claims arising from the use of the Licensed Materials, Technology, or any services provided by Linkbit. Licensee’s sole remedy is detailed in Section 6 above; and (ii) that the parties have set prices and entered into this Agreement in reliance upon the limitations and exclusions of liability, the disclaimers of warranties and damages and indemnity obligations set forth herein, and that the same form an essential basis of the bargain between the parties. The parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement will survive and apply even if found to have failed of their essential purpose.
8. CONFIDENTIALITY AND EFFECTS OF TERMINATION
          8.1 Confidential Information.
               (a) Non-Disclosure Obligations. The term “Confidential Information” shall mean this Agreement and all data, trade secrets, business information and other information of any kind whatsoever that a Party (“Disclosing Party”) discloses, in writing, orally, visually or in any other medium to the other Party (“Receiving party”) or to which the Receiving Party obtains access and which relates to (i) the Disclosing Party or to (ii) Third Party Vendors, Suppliers, or Licensors of either Party or their affiliates. A “writing” for purposes of this Agreement shall include an electronic transfer of information by e-mail, over the Internet or otherwise. The Recipient Party shall protect the Disclosing Party’s Confidential Information with the same degree of care that it regularly uses to protect its own Confidential Information from unauthorized use or disclosure, but in no event less than reasonable care. Confidential Information may be provided or disclosed only to Recipient Party employees or contractors with a need to know and who have agreed in writing not to disclose the confidential information of others. Each Party agrees that it will not use any Confidential Information either disclosed to it or to which it obtains access, in any way, for its own account or the account of any Third Party, except as reasonably necessary in furtherance of the rights granted to Licensee under Section 2 and as otherwise expressly permitted by this Agreement, nor disclose to any Third Party except as required by law or to that Party’s attorneys, accountants and other advisors as reasonably necessary, any of the other Party’s Confidential Information and will take reasonable precautions to protect the confidentiality of such information. Licensor specifically acknowledges that Licensee may be required to file the Agreement with the Securities and Exchange Commission as part of its obligations of disclosure as a publicly traded company.
               (b) Exceptions. Information will not be deemed Confidential Information pursuant to Section 8.1(a) herein if either Party can prove with written documentation, that such information; (i) was rightfully known to the receiving Party prior to receipt of such Information by the disclosing Party, (ii) became known (independently of the disclosure by the disclosing Party) to the receiving Party directly or indirectly from a source other than one having an obligation to maintain the confidentiality of the information disclosed to it by the disclosing Party, (iii) becomes part of the public domain, or otherwise ceases to be secret and confidential through no conduct of the receiving Party, including, without limitation, the disclosure by Disclosing Party of the Confidential Information to others without restriction on disclosure, or (v) is independently developed by the receiving Party. The receiving Party may disclose Confidential Information pursuant to the requirements of a governmental agency acting pursuant to Federal or State law, provided that the receiving Party provides the disclosing Party with notice of the subpoena, or document requesting the disclosure, as early as possible so that the disclosing Party can contest the request for disclosure.
          8.2 Return of Confidential Information. Upon thirty (30) days written notice from Disclosing Party, the Receiving Party will return or supply a Certificate of Destruction of all Confidential Information of the other Party in its possession at the time of expiration or termination and will not make or retain any copies of such Confidential Information except (i) as required to comply with any applicable legal or accounting record keeping requirement and (ii) in any computer back-up files that are not normally accessible. The obligations of this provision do not apply to return of the Licensed Materials.
9. MISCELLANEOUS PROVISIONS
          9.1 Relationship of Parties. Linkbit and Licensee are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, franchise or agency between Linkbit and Licensee. Neither Linkbit nor Licensee will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent, except as otherwise expressly provided herein.
          9.2 Severability. If any provision of the Agreement is held to be invalid or unenforceable for any reason whatsoever, the remaining provisions shall remain valid and unimpaired, and shall continue in full force.
          9.3 Headings. Headings contained in this Agreement are for reference purposes only, and are not intended to be substantive parts of this Agreement, and shall not be construed as such by either Party.
          9.4 No Waiver of Rights. The failure of either Party to seek relief for the other Party’s breach of any duty under this Agreement shall not waive any right of the non-breaching Party to seek relief for any subsequent breach.
          9.5 Drafting. The parties hereto agree that this Agreement has been jointly negotiated and drafted, that the order of the paragraphs has no significance, and that the language hereof shall be construed as a whole according to its fair meaning and interpretation, and not strictly for or against any of the parties.
          9.6 Export Law Assurances. Licensee agrees and certifies that neither the Licensed Materials nor any other technical data received from Linkbit, nor the direct product thereof, will be exported outside the United States except as authorized and as permitted by the laws and regulations of the United States.
          9.7 Force Majeure. No failure, delay or default in performance of any obligation of either Party to this Agreement shall constitute an event of default or breach of the Agreement to the extent that that such failure to perform, delay, or default arises out of a cause, existing or future, that is beyond the control and without negligence of such Party including, but not limited to: action or inaction of governmental, civil or military authority; fire; strike; flood; war; riot; theft; earthquake and other natural disaster. The Party affected by such cause shall take all commercially reasonable measures to minimize the consequences of any such cause, but if such Party is either unable to substantially perform, or anticipates that it shall be unable to substantially perform, then such Party shall be obligated to give notice as soon as commercially reasonable to the other Party of such facts, in a writing. As soon as the cause ceases to exists, then such Party that relied on that cause to excuse the delay in its performance shall be obligated to provide the other Party with prompt notice in writing of such facts, and immediately resume performance.
          9.8 Amendment. This Agreement may not be amended except by a written agreement signed by authorized signatories of both parties.
          9.9 Assignment. Neither Party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other Party, except to a Party that acquires substantially all of the assigning Party’s assets or a majority of its stock as part of a corporate merger or acquisition. Any attempted assignment or delegation without such consent will be void. This Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns.

          9.10 Notices. Any notice or communication required or permitted to be given hereunder (“Notice”) may be delivered personally, deposited with an overnight courier, sent by confirmed facsimile, sent by confirmed electronic mail or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving Party first indicated below, or at such other address as either Party may provide to the other by written notice. Such notice will be deemed to have been given as of the date it is delivered, or five (5) days after mailed or sent, whichever is earlier.
          9.11 Entire Agreement. This Agreement, together with the exhibits and documents referred to herein represent the complete agreement and understanding of the parties with respect to the subject matter herein, and supersede any other agreement or understanding, written or oral.
          9.12 Priority in Case of Conflict. No term or provision in any purchase order, invoice or other business form of Licensee will control the relationship of the parties or supersede any conflicting term of this Agreement.
          9.13 Governing Law and Jurisdiction. The construction, validity and performance of this Agreement shall be governed by, and construed in accordance with any applicable federal laws and the laws of the State of California, and the parties expressly waive its choice of law rules. The parties agree that venue and jurisdiction for any litigation, including issues of Federal law, arising out of, related to, or regarding the validity of, this Agreement shall reside in the County of Santa Clara, State of California.
          9.14 Attorney’s Fees. If any legal action arises relating to this Agreement, the prevailing party shall be entitled to recover all court costs, expenses and reasonable attorney fees.
          9.15 Knowing Consent and Authority to Consent. The parties knowingly and expressly consent to the foregoing terms and conditions. Each signatory warrants that he/she is authorized to enter into this Agreement on behalf of its respective Party. Both parties represent and warrant that they have full corporate power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement and that the person whose signature appears below is duly authorized to enter into this Agreement on behalf of the respective Party.
          IN WITNESS WHEREOF, each of the parties hereto has dully executed this Agreement effective as of the day and year first above written.

Sonicwall, Inc.		Linkbit Inc.

By:	/s/ Matt Medeiros	By:	/s/ Michael Sukhar

Name:	Matt Medeiros	Name:	Michael Sukhar

Title:	President and CEO	Title:	President

Date:	December 14, 2007	Date:	December 14, 2007
End of Linkbit Limited Licensed Materials License Agreement

Rev. 11/27/07	PROPRIETARY & CONFIDENTIAL
Rev. 12/11/07
Linkbit, Inc.

Exhibit A:

Licensed Materials
The Licensed Materials include the design, source, build, manufacturing, libraries, and related files for the hardware and software (Firmware, DSP, Driver) components of the “Linkbit AT1000 T1/E1 PCCard” solution.
Hardware:
- The “Linkbit AT1000 T1/E1 PCCard” hardware design files including schematics design files, schematic source files, board design files, board source files, and all related libraries.
- The “Linkbit AT1000 T1/E1 PCCard” hardware manufacturing files including gerber files, pick and place files, board netlist and BoM files, and all related libraries.
- The “Linkbit AT1000 T1/E1 PCCard” PLD (programmable logic device) files including Xilinx project source files and compiled programming files, and all related libraries.
Software (Firmware, DSP, Driver):
- The “Linkbit AT1000 T1/E1 PCCard” source code and build files for the Firmware and DSP components including the files listed in the “\Source Code\Firmware” and “\Source Code\Firmware\DSP_6_00” directories of the detail section below and all related libraries.
- The “Linkbit AT1000 T1/E1 PCCard” source code and build files for the Driver component including the files listed in the “\Source Code\Driver” directory of the detail section below and all related libraries.
Licensed Materials — Detail:
The PDF file contains a per file listing of all the design, source, build, manufacturing, libraries, and related files for the “Linkbit AT1000 T1/E1 PCCard” solution (see attached)